Exhibit 99.1

 CTI Molecular Imaging, Inc. Reports Financial Results for the Fourth Quarter
                                of Fiscal 2004

     Net Revenues of $130 Million and EPS of $0.20 Exceed Prior Guidance

    KNOXVILLE, Tenn., Nov. 16 /PRNewswire-FirstCall/ -- CTI Molecular Imaging, Inc. (Nasdaq: CTMI), a leading provider of positron emission tomography (PET) equipment, molecular biomarkers and related services, today announced financial results for its fourth quarter ended September 30, 2004.
    Net revenues for the fourth quarter were $129.6 million, a 7.5% increase from net revenues of $120.6 million for the same period last year. Net income was $9.4 million, or $0.20 per share on a fully-diluted basis, compared to $5.2 million, or $0.11 per share, in the prior fiscal year's fourth quarter. For the full year, net revenues were $401.7 million, a 10.9% increase from net revenues of $362.3 million in 2003. Net income for 2004 was $18.6 million, or $0.40 per share on a fully-diluted basis, versus $20.6 million, or $0.44 per share, in 2003.
    "Fiscal 2004 concluded with improved performance across our business units. Our revenue and earnings per share results for the fourth quarter were well ahead of our plan and guidance. This growth was accomplished while maintaining a disciplined cost structure, with gross margins of 39% and operating margins of over 20%," said Ronald Nutt, Ph.D., President and Chief Executive Officer.
    During the fourth quarter, on a consolidated basis CTI Molecular Imaging sold 48 scanners. "The level of demand in the North American market for PET and PET/CT equipment has shown some improvement, while the international market continues to experience solid growth. We enter fiscal 2005 with good visibility on the pipeline of transactions for the year. The sales force realignment with Siemens has contributed to our improved outlook, as our closer cooperation has yielded better market intelligence, new incremental scanner sales opportunities, greater cross-sales potential and a more efficient cost structure. We anticipate that this new sales structure will build momentum as the year progresses," continued Dr. Nutt.
    The CTI Solutions segment experienced significantly improved financial performance and achieved positive income from operations for the first time in two years. Contributing to this improvement were strong sales of FDG during the quarter. For the fourth quarter, sales of FDG doses increased 45% over the prior year's quarter and 7% sequentially, partially offset by a 3% sequential decline in average price. "The benefits of the sales agency agreement with Siemens were evident in our financial results, as the direct distribution efforts were no longer a drag on the profitability of CTI Solutions," added Dr. Nutt.
    The financial results of the company for the fourth quarter were adversely impacted by an arbitration settlement of a dispute with a former supplier. The arbitrator ruled in favor of the former supplier, and as a result, CTI took a one-time, pretax charge of $4.2 million in its Detector Materials business unit during the fourth quarter for settlement payments owed to the former supplier.
    On November 3, 2004 the Centers for Medicare and Medicaid Services (CMS) announced the final 2005 Medicare ambulatory payment classification (APC) rates for PET procedures. CMS has adjusted the combined payments for the use of a PET scanner and the administration of FDG to $1,371.11 for 2005, from the level of $1,774.48 in 2004. "We believe that the reduction of reimbursement levels for PET is consistent with the above-mentioned continued growth in PET utilization and expect that it will not have a significant adverse effect on the level of demand for scanners in the U.S. in 2005. These rates directly apply only to the hospital-based imaging center market which represents about 10% to 15% of the PET market in the U.S. In finalizing our budget, we believe that we have taken these reimbursement changes into account in setting our expectations for domestic scanner demand in 2005," continued Dr. Nutt.


    Segment Information:

                                     Three Months Ended   Twelve Months Ended
                                        September 30,         September 30,
    (in thousands)                     2004       2003       2004      2003

    Revenues, gross:
    CPS                              $79,627    $96,910   $266,864   $247,739
    Detector Materials                 4,468     12,874     47,095     55,164
    CTI Solutions                     63,224     66,197    196,234    192,819
    Total                           $147,319   $175,981   $510,193   $495,722

    Revenue eliminations:
    CPS                             $(12,764)  $(41,712)  $(57,258)  $(75,726)
    Detector Materials                (4,216)   (12,487)   (46,436)   (52,312)
    CTI Solutions                       (765)    (1,221)    (4,751)    (5,395)
    Total                           $(17,745)  $(55,420) $(108,445) $(133,433)

    Revenues, net:
    CPS                              $66,863    $55,198   $209,606   $172,013
    Detector Materials                   252        387        659      2,852
    CTI Solutions                     62,459     64,976    191,483    187,424
    Total                           $129,574   $120,561   $401,748   $362,289

    Income (loss) from operations:
    CPS                              $23,124    $18,715    $50,623    $47,984
    Detector Materials                (2,376)     8,574     19,774     25,889
    CTI Solutions                        973     (3,773)   (11,344)    (9,676)
    Corporate                          4,963     (5,080)    (1,049)    (6,476)
    Total                            $26,684    $18,436    $58,004    $57,721


    Shipments and Backlog:
    The company sold 48 scanners during the fourth quarter and 152 scanners for the fiscal year. Backlog on a consolidated basis at September 30, 2004 was $139 million, which includes orders for PET/CT scanners, cyclotrons and service and maintenance contracts, and excludes orders placed for FDG doses.

    Financial Outlook:
    "With the encouraging results from the fourth quarter and the improved visibility for scanner demand, we are optimistic about our scanner sales forecast for fiscal 2005. We now expect scanner sales of approximately 175 units, reflecting a stable U.S. market and escalating growth in international shipments. Net revenues for the year are anticipated to be in the range of approximately $420 million to $430 million and earnings per share should be approximately $0.50 to $0.52. For the first quarter of 2005, which traditionally is our slowest volume quarter, we expect revenue of approximately $90 million and earnings per share in the range of $0.03 to $0.05," said Dr. Nutt.

    Conference Call Information:
    The dial-in number for today's earnings call at 9:00 a.m. EST is (706) 643-3432. A replay of the call will be available for one week until November 23, 2004. To hear this replay, please dial (800) 642-1687 and enter the reservation number 1430567. A simultaneous webcast of the call will be accessible via the internet at http://www.ctimi.com under the Investor Relations section. A replay of the webcast will also be archived on this site.

    About CTI Molecular Imaging:
    CTI Molecular Imaging, Inc. is a leading supplier of products and services for positron emission tomography (PET), a diagnostic imaging technology used in the detection and treatment of cancer, neurological disorders and cardiac disease. Additional information is available at: http://www.ctimi.com .

    About PET and PET/CT:
    PET images the biology of diseases at the molecular level, often before anatomic changes are visible or, in some cases, before symptoms appear. Diseases are biological processes and it is these processes that PET examines. PET/CT is an imaging technology that combines the biological examination of patients by PET with the CT images of the body's structural detail. PET/CT technology improves the diagnostic accuracy and treatment management of patients by providing surgeons, radiation oncologists and other physicians with precise anatomical landmarks associated with the disease condition as determined by PET.
    PET's whole-body imaging capability helps physicians improve their ability to detect and determine the location, extent and stage of cancer, neurological disorders and cardiac disease. By improving diagnosis, PET scans aid physicians in selecting better courses of treatment, as well as assessing whether treatment is effective or should be changed. Recent published clinical trials have shown that in a wide array of cancers, the use of PET has caused the treatment to be changed for 15 to 50% of patients, depending on the specific clinical question. In addition, PET and PET/CT provide both the patient and their physician with a degree of certainty that is often unavailable through other imaging methods.

    Certain matters discussed in this press release and the related conference call constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as "believe," "expect," "anticipate," "intend," "estimate" or similar expressions, include statements regarding CTI's financial outlook for 2005, the anticipated financial and operational improvements resulting from the new agency agreement with Siemens, future demand for scanners, the impact of reduced reimbursement levels for PET, future pricing trends and any other statements that necessarily depend on future events. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward- looking statements include: competition; uncertainties and potential difficulties regarding the implementation of the new agency agreement with Siemens; the seasonality of capital equipment sales; the availability and amount of third-party payor reimbursement for PET procedures; Siemens' option to purchase a majority interest in CPS, CTI's subsidiary that develops and manufactures PET scanners; market adoption of and demand for PET products in general and CTI's products and services in particular; the timing of orders from distribution partners and customers; legislative and regulatory developments; the timing of research and development and marketing expenses; relationships with suppliers and distributors; pricing; customer demand for financing services; and general economic conditions, such as interest rates. CTI undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect CTI or cause actual results to differ materially from those anticipated in forward-looking statements are included in CTI's Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.


                          CTI Molecular Imaging, Inc
                         Consolidated Balance Sheets

                                                  September 30,  September 30,
    (in thousands)                                    2004           2003

         ASSETS
    Current assets:
      Cash and cash equivalents                      $36,381        $49,978
      Accounts receivable -- trade, net               65,707         72,240
      Accounts receivable -- related party, net (1)   34,470         42,430
      Inventories                                     92,219         70,852
      Deferred tax asset                              13,474         17,751
      Prepaid expenses and other current assets        8,345          7,691
            Total current assets                     250,596        260,942

    Property and equipment, net                      133,074        107,293
    Goodwill                                          46,629         25,040
    Other assets                                      34,915         31,773
            Total assets                            $465,214       $425,048


         LIABILITIES AND SHAREHOLDERS' EQUITY
    Current liabilities:
      Trade accounts payable                         $33,012        $46,507
      Current maturities of long-term
       debt and capital lease obligations              4,289          5,501
      Accrued liabilities                             22,059         25,854
      Customer advances                                9,801          6,863
      Income taxes payable                             4,472          3,724
            Total current liabilities                 73,633         88,449

    Other long-term liabilities                        4,447          2,332
    Deferred tax liability                             5,013          8,999
    Long-term debt and capital lease obligations      12,856         18,688
            Total liabilities                         95,949        118,468

    Minority interest                                 62,213         46,727

    Shareholders' equity                             307,052        259,853
            Total liabilities and
             shareholders' equity                   $465,214       $425,048

    (1) Represent receivables from Siemens Medical Solutions USA, Inc.


                         CTI Molecular Imaging, Inc.
                    Consolidated Statements of Operations

                                  Three Months Ended     Twelve Months Ended
                                     September 30,           September 30,
                                   2004        2003        2004        2003
    (In thousands, except
     share and per share data)

    Revenues                     $129,574    $120,561    $401,748    $362,289
    Cost of revenues               79,316      75,941     242,804     219,127
            Gross margin           50,258      44,620     158,944     143,162

    Operating expenses:
      Selling, general and
       administrative expenses     15,789      15,812      65,047      52,221
      Research and
       development expenses         7,038       8,481      33,363      29,931
      Write-off of in process
       research and development         -       1,380           -       1,380
      Stock-based compensation
       expense                        747         511       2,530       1,909
        Total operating expenses   23,574      26,184     100,940      85,441

    Income from operations         26,684      18,436      58,004      57,721

    Interest expense, net             136         298       1,375         804
    Other income                     (355)       (749)       (585)     (1,968)

    Income before income
     taxes and minority interest   26,903      18,887      57,214      58,885

    Provision for income taxes      9,994       7,706      21,918      22,935

    Income before minority
     interest                      16,909      11,181      35,296      35,950

    Amount applicable to minority
     interest, net of taxes         7,517       5,996      16,676      15,387

    Net income                     $9,392      $5,185     $18,620     $20,563

    Earnings per share
      Basic                         $0.21       $0.12       $0.42       $0.47
      Diluted                       $0.20       $0.11       $0.40       $0.44

    Weighted average shares
      Basic                    44,925,131  44,232,893  44,673,893  43,351,390
      Diluted                  47,767,417  46,236,820  46,774,504  46,457,355

SOURCE  CTI Molecular Imaging, Inc.
    -0-                             11/16/2004
    /CONTACT: David N. Gill or Michael A. Lawless of CTI Molecular Imaging, Inc., +1-865-218-2000/
    /Web site:  http://www.ctimi.com /
    (CTMI)

CO:  CTI Molecular Imaging, Inc.
ST:  Tennessee
IN:  HEA MTC BIO
SU:  ERN ERP CCA MAV